Master Treasury Trust
File Number: 811-21298
CIK Number: 1186244
For the Period Ending: 3/31/2004

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended March 31, 2004.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

10/02/2003	$77,000	US Treasury Bill	.9350%	10/15/2003
11/14/2003	15,000	US Treasury Bill	1.015	02/05/2004
11/25/2003	7,734	US Treasury Bill	.855	12/18/2003
12/12/2003	7,234	US Treasury Bill	1.015	02/05/2004
06/04/2003	47,000	US Treasury Bill	1.095	07/03/2003